Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Allot Ltd. for the registration of ordinary shares, warrants, debt securities, subscription rights, units or any combination of such securities and to the incorporation by reference therein of our reports dated March 27, 2025, with respect to the consolidated financial statements of Allot Ltd., and the effectiveness of internal control over financial reporting of Allot Ltd., included in its Annual Report on Form 20-F for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

March 27, 2025	/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	A Member of EY Global